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                      [PULASKI FINANCIAL CORP. LETTERHEAD]

FOR IMMEDIATE RELEASE

               PULASKI FINANCIAL REPORTS THIRD QUARTER NET INCOME
                             UP 34% TO $2.0 MILLION

        o     DILUTED EARNINGS PER SHARE INCREASES 29% OVER PRIOR YEAR QUARTER
        o     RETAINED LOAN PORTFOLIO GROWS 6% IN THE QUARTER AND 18% YTD
        o     NET INTEREST INCOME EXPANDS 28% TO $5.4 MILLION
        o     50% INTEREST IN KC MORTGAGE COMPANY ACQUIRED

ST. LOUIS, JULY 21, 2005--Pulaski Financial Corp. (Nasdaq: PULB) today reported that earnings for the quarter ended June 30, 2005 increased 34% to $2.0 million, or $0.22 per diluted share, compared with earnings of $1.5 million, or $0.17 per diluted share, in the same quarter a year ago. Earnings for the nine months ended June 30, 2005 increased 37% to $5.9 million, or $0.67 per diluted share, compared with earnings of $4.3 million, or $0.49 per diluted share, during the same period a year ago. Results and share figures have been adjusted to account for a three-for-two stock split declared by the board in May, 2005.

STRONG LOAN DEMAND DRIVE EARNINGS GROWTH
"We continue to benefit from strong, balanced loan growth from each of our core portfolio products, commercial, home equity and residential loans." William A. Donius, chairman, president and chief executive officer, commented. "Net interest income grew 28% to $5.4 million in the quarter compared with $4.2 million in the same period in 2004. Our retained loan portfolio continues to expand; increasing 6% during the third quarter and 18% year-to-date to $600.6 million from $510.6 million at the end of fiscal 2004. Our commercial loan portfolio grew by more than 9% to $156.0 million due primarily to growth in commercial real estate loans, while home equity loan balances increased $11.3 million to $191.2 million. Residential loans increased by $13.9 million. Interest rate risk remains low as assets and liabilities are well matched, although we experienced some net interest margin compression during the third quarter."

Deposits increased $6.5 million during the quarter to $499.8 million despite the runoff of $39.0 million of money market balances from one short-term deposit customer with unique circumstances. Excluding runoff from this one customer, deposit balances grew $45 million or 10% during the quarter. The improvement reflects strong growth in non-interest bearing checking accounts, which increased 22% to $26.2 million. "We remain focused on expanding our core commercial deposit relationships as they help us fund our growth at a lower cost," Donius added.

Total assets rose to $770.4 million at June 30, 2005 from $637.9 million at September 30, 2004. Net loans at quarter-end stood at $683.9 million, compared with $559.7 million at September 30, 2004. Deposits as of quarter-end were $499.8 million, up from $406.8 million at the end of 2004. Stockholders' equity rose to $46.6 million from $41.0 million at the end of the previous year.

Due to high refinance activity in the mortgage division, 11.3% of home equity balances paid off during the quarter. This resulted in high amortization of deferred costs and a reduction of interest income of $235,000 or approximately double what the average amortization of deferred costs on home equity loans has been over the last two quarters.

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The company experienced modest compression on its loans held for sale balances during the quarter. The combination of a slightly lower interest margin on the company's held-for-sale portfolio and a higher average balance of loans held for sale reduced the company's overall net interest margin very slightly.

"We anticipate some continued pressure on our net interest margin similar to what we have seen over the first three quarters until the Federal Reserve is finished with its rate increases. Our long term success in maintaining a strong net interest margin should be supported by our continued emphasis on sales efforts of core deposits," Donius noted.

SOURCES OF NON-INTEREST INCOME CONTINUE TO EXPAND
"The mortgage and retail banking divisions continue to serve as our primary source of non-interest income. Our lending teams in St. Louis and Kansas City have excellent reputations in their markets and are continuing to expand market share," Donius stated.

Third quarter mortgage revenue increased to $1.6 million compared with $1.3 million in the comparable quarter a year ago. The company anticipates continued growth in its mortgage lending division over the rest of the fiscal year as it increased its mortgage sales staff by 25% from 44 residential loan officers to 55 at June 30, 2005.

In June, Pulaski acquired a 50% interest in a mortgage company in a joint venture with one of the largest real estate firms in Kansas City. "We took this action in anticipation of expanded mortgage lending opportunities in the Kansas City market. It gives us increased capability to participate in the growth of the greater Kansas City area and gives us a larger footprint there," Donius said.

Retail banking revenue was $632,000 during the quarter ended June 30, 2005 and remained a strong source of non-interest income. "Retail banking has always been a cornerstone of our organization. We are continuing our efforts to attract additional retail business and expand our relationships with existing customers. Retail deposits are also a significant source of funds with which we can continue to grow," Donius commented.

OTHER OPERATING RESULTS
Non-performing assets increased $2.9 million from $3.9 million at March 31, 2005 to $6.8 million at June 30, 2005. The biggest change in the non-performing assets was the downgrade of a $1.7 million commercial land loan, which was recently appraised at $2.7 million. The company believes is well collateralized in the event of foreclosure. The provision for loan losses declined in the quarter to $529,000 compared with $650,000 in the same period a year ago. The decrease in the provision for loan loss was due to decreased growth in the loan portfolio compared to the same quarter in 2004, offset by the increase in nonperforming loans. The additional provision brought the allowance for loan loss reserves to $6.3 million at June 30, 2005. Nonperforming loans at June 30, 2005 as a percent of total loans was 0.91% compared with 0.76% at the same point a year earlier.

Compensation expense increased $632,000 over the prior year to $2.3 million for the quarter ended June 30, 2005 due to the addition of 55 new employees. The added staff consisted primarily in additions to the investment, title, commercial and residential mortgage divisions, which all experienced significant growth. Accounting and audit staff additions relating to compliance with the Sarbanes Oxley Act ("SOX") also resulted in higher compensation expense. The Company anticipates it will incur $500,000 for SOX related expense in fiscal 2005.

"Due to the strong growth trends, we see no reason to change our double digit earnings growth forecast as we enter the final quarter of fiscal 2005," said Donius. "The health of the region's

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economy is reflected in the growth we are experiencing in St. Louis and Kansas
City, our primary markets. We are making every effort to capitalize on the opportunity this growth offers by adding to staff and where appropriate, adding new locations. However, we will continue to be prudent in our pursuit of growth and avoid assuming unreasonable risk. We will, for the foreseeable future, remain focused on our goal of becoming a full-fledged community bank with retail banking and residential mortgage lending and commercial banking as our core businesses, but we will also continue to emphasize our other units as well.

"Our confidence is further supported by the knowledge that we have in place staff that is dedicated to achieving our goals. It has been an integral part of our strategy to attract and retain talented persons and to provide them with the means to achieve their individual objectives and in doing so achieve the goals we have set for Pulaski as a whole. The competitive environment we are facing is changing rapidly but we are up to the challenge.

"With a strong financial foundation and a dedicated staff, I believe we can become the community bank of choice in the St. Louis market and in the near future reach the $1 billion assets level while remaining one of the top performing small banks in the nation," Donius said.

CONFERENCE CALL TODAY
Pulaski Financial management will discuss first-quarter results and other developments today during a conference call beginning on Monday at 10 a.m. Central Standard Time. The call also will be simultaneously webcast and archived for three months at: http://www.viavid.net/detailpage.aspx?sid=0000271C.
                     --------------------------------------------------
Participants in the conference call may dial 877-407-4018 a few minutes before start time. The call also will be available for replay through August 4, 2005 at 877-660-6853, account number 3055 and conference I.D. 161165.


Pulaski Financial Corp., operating in its 83rd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail-banking products through seven full-service branch offices. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for
            ----------------------
useful and comparative data.

STATEMENTS CONTAINED IN THIS NEWS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON THE BELIEFS AND EXPECTATIONS OF MANAGEMENT AS WELL AS THE ASSUMPTIONS MADE USING INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SINCE THESE STATEMENTS REFLECT THE VIEWS OF MANAGEMENT CONCERNING FUTURE EVENTS, THESE STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE RISKS AND UNCERTAINTIES INCLUDE AMONG OTHERS, CHANGES IN MARKET INTEREST RATES AND GENERAL AND REGIONAL ECONOMIC CONDITIONS, CHANGES IN GOVERNMENT REGULATIONS, CHANGES IN ACCOUNTING PRINCIPLES AND THE QUALITY OR COMPOSITION OF THE LOAN AND INVESTMENT PORTFOLIOS AND OTHER FACTORS THAT MAY BE DESCRIBED IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED DECEMBER 31, MARCH 31 AND JUNE 30 AND IN ITS ANNUAL REPORT ON FORM 10-K, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE AT THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV) AND TO WHICH REFERENCE IS HEREBY
                               -----------
MADE. THEREFORE, ACTUAL FUTURE RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.


FOR ADDITIONAL INFORMATION CONTACT:
William A. Donius, President & CEO              Brien Gately or Michael Arneth
Pulaski Financial Corp.                         The Investor Relations Company
(314) 878-2210 Ext. 3610                        (847) 296-4200


                                TABLES FOLLOW...



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

                                                         PULASKI FINANCIAL CORP.
                                               UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET DATA:                                         AT JUNE 30,     AT SEPT 30,
(IN THOUSANDS EXCEPT PER SHARE DATA)                                    2005             2004
                                                                    ------------    --------------
Total assets                                                         $ 770,261        $ 637,886
Loans receivable, net                                                  600,597          510,584
Allowance for loan losses                                                6,298            5,579
Loans held for sale, net                                                83,354           49,152
Investment securities                                                   10,281           13,701

FHLB stock                                                               8,935            7,538
Mortgage-backed & related securities                                     5,286            6,574
Cash and cash equivalents                                               24,242           19,581
Deposits                                                               499,759          406,799
FHLB advances                                                          174,100          154,600
Subordinated debentures                                                 19,589            9,279
Stockholders equity                                                     46,632           40,974
Book value per share                                                      5.53             4.98


ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total loans                          0.92%            0.76%
Nonperforming assets as a percent of total assets                        0.88%            0.84%
Allowance for loan losses as a percent of total loans                    0.91%            0.99%
Allowance for loan losses as a percent of nonperforming loans           98.90%           30.63%


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                                     -more-

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

                             PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS


                                                                   THREE MONTHS                      NINE MONTHS
SELECTED OPERATING DATA:                                          ENDED JUNE 30,                    ENDED JUNE 30,
(IN THOUSANDS EXCEPT SHARE DATA)                                2005         2004               2005              2004
                                                             ----------   ----------         ----------        ----------
Interest income                                             $   9,769       $   6,306         $  26,730         $  16,577
Interest expense                                                4,340           2,073            10,846             5,342
                                                            ----------    -----------        ----------        ----------
Net interest income                                             5,429           4,233            15,884            11,235
Provision for loan losses                                         529             650               996             1,230
                                                            ----------    -----------        ----------        ----------
Net interest income after provision for loan losses             4,900           3,583            14,888            10,005
Retail banking fees                                               632             638             1,817             1,715
Mortgage revenues                                               1,594           1,297             3,975             3,379
Revenue from title company operations                             177               -               535                 -
Revenue from investment division operations                       110               -               508                 -
Insurance commissions                                              49             142               166               251
Gain on sale of securities                                          -               -                 -               736
Other                                                             259             205               751               580
                                                            ----------    -----------        ----------        ----------
   Total non-interest income                                    2,821           2,282             7,752             6,661
Compensation expense                                            2,270           1,668             6,819             4,583
Other                                                           2,366           1,857             6,461             5,256
                                                            ----------    -----------        ----------        ----------
   Total non-interest expense                                   4,636           3,525            13,280             9,839
Income before income taxes                                      3,085           2,340             9,360             6,827
Income taxes                                                    1,132             883             3,490             2,538
                                                            ----------    -----------        ----------        ----------
Net income                                                  $   1,953       $   1,457         $   5,870            $4,289
                                                            ==========    ===========        ==========        ==========

SHARE DATA
Weighted average shares outstanding-basic                   8,388,384       8,105,162         8,306,706         8,074,899
Weighted average shares outstanding-diluted                 8,869,104       8,686,767         8,806,025         8,696,037
EPS-basic                                                       $0.23        $   0.18          $   0.71          $   0.53
EPS-diluted                                                     $0.22        $   0.17          $   0.67          $   0.49
Dividends                                                       $0.08        $   0.06          $   0.24          $   0.14

PERFORMANCE RATIOS:
Return on average assets                                        1.09%           1.08%             1.13%             1.23%
Return on average equity                                       16.85%          14.94%            17.57%            15.03%
Interest rate spread                                            3.02%           3.28%             3.14%             3.36%
Net interest margin                                             3.25%           3.37%             3.32%             3.47%

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